Exhibit 7.14

EXECUTION VERSION

Pledge and Security Agreement

Dated January 09,2023

BORSE DUBAI LIMITED
as Grantor

DUBAI ISLAMIC BANK PJSC
as Collateral Agent

NDB INVESTMENTS LIMITED
as Company

(i)

This PLEDGE AND SECURITY AGREEMENT (the “Agreement”) is dated as of      January 09,2023           , by and between:

(1)	BORSE DUBAI LIMITED, as pledgor and grantor hereunder (the "Grantor");

(2)	DUBAI ISLAMIC BANK PJSC, as collateral agent for the Finance Parties party to the Master Murabaha Agreement described below (in such capacity, the "Collateral Agent"); and

(3)	NDB INVESTMENTS LIMITED in its capacity as company (the "Company");

BACKGROUND:

The Grantor enters into this Agreement to secure its obligations to the Finance Parties (as defined under the Master Murabaha Agreement) as guarantor under the standalone guarantee relating to the murabaha contract(s) (the "Murabaha Contract(s)") entered into pursuant to the master murabaha agreement dated     January 09,2023           (the "Master Murabaha Agreement"), by and among, inter alios, the Company, Dubai Islamic Bank PJSC as investment agent, calculation agent and Collateral Agent and the financial institutions listed in Schedule 1 thereto as original participants (collectively, the “Participants”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Control Agreement” means an account control agreement in a form approved by the Collateral Agent, and executed by the Grantor, the Collateral Agent and the relevant Bank or Securities Intermediary, as applicable.

“Collateral Accounts” has the meaning given to such term in Clause 3.1 (Security interest).

“Collateral Deposit Account” has the meaning given to such term in Clause 3.1 (Security interest).

“Collateral Securities Account” has the meaning given to such term in Clause 3.1 (Security interest).

"DIFC" means Dubai International Financial Centre.

"Form 1" means form 1 set out in the Security Regulations of the DIFC.

"Form 4" means form 4 set out in the Security Regulations of the DIFC.

"Issuer" means The Nasdaq, Inc.

"Collateral" has the meaning given to such term in Clause 3.1 (Security interest).

"Pledged Collateral" means:

(a)	Pledged Shares;

(b)
all additional shares, securities and interests in the Issuer, and all warrants, rights, and options to purchase or receive shares, securities, or interests in the Issuer, in which the Grantor at any time has or obtains any interest; and

(c)
all dividends, interest, revenues, income, distributions, and proceeds of any kind, whether cash, instruments, securities, or other property, received by or distributable to the Grantor at any time (whether before or after the commencement of any proceedings under applicable bankruptcy insolvency or similar law by or against the Grantor) respect of, or in exchange for, the Pledged Shares or any other Pledged Collateral.

"Pledged Shares" means the shares of capital stock of the Issuer described in Schedule 1 (Pledged Shares) to this Agreement.

"Proceeds" means "Proceeds" as defined in Article 9 of the UCC, and includes whatever is receivable or received when Collateral or Proceeds are sold, exchanged, collected, converted or otherwise disposed of, whether such disposition is voluntary or involuntary.

"Secured Liabilities" means all liabilities and obligations owed by the Grantor to any Finance Party under the Finance Documents.

"Security Interest" has the meaning given to such term in the Master Murabaha Agreement.

"Security Period" means the period beginning on the date of this Agreement and ending on the date on which all the Secured Liabilities have been indefeasibly, unconditionally and irrevocably paid and discharged in full. The Security Period will be extended to take into account any extension or reinstatement of this Agreement under paragraph (b) of Clause 3.2 (General). Furthermore, if the Collateral Agent considers in its reasonable opinion and acting in good faith that an amount paid to it or a Finance Party under a Finance Document is capable of being avoided or otherwise set aside on the bankruptcy, liquidation, insolvency or administration of the payer or otherwise then that amount will not be considered to have been irrevocably paid for the purposes of this Agreement.

"Security Registry" means the registry that has been established by the president of the DIFC pursuant to Article 34 of DIFC Law No. 8 of 2005.

"UCC" means the Uniform Commercial Code as in effect on the date of this Agreement in the State of New York.

"US Bankruptcy Law" means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), any other United States federal or state bankruptcy, insolvency or similar law.

1.2	Construction

(a)	Any term defined in the UCC and not defined in this Agreement has the meaning given to that term in the UCC, including the following which are capitalized herein:

 Bank

 Certificated Security

 Control

 Deposit Account

 Instrument

 Investment Property

 Filing

 Financial Asset

 Securities Intermediary

 Security

 Security Account

 Security Entitlement

(b)	Any term defined in the Master Murabaha Agreement and not defined in this Agreement or the UCC has the meaning given to that term in the Master Murabaha Agreement.

(c)	No reference to proceeds in this Agreement authorizes any sale, transfer or other disposition of Collateral by the Grantor.

(d)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	a Clause, a Subclause or a Schedule is a reference to a Clause or Subclause of, or a Schedule to, this Agreement;

(iii)	a law is a reference to that law as amended or re‑enacted and to any successor law;

(iv)	an agreement is a reference to that agreement as amended, restated, supplemented or otherwise modified;

(v)	fraudulent transfer law means any applicable US Bankruptcy Law or state fraudulent transfer or conveyance statute, and the related case law;

(vi)
law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, regulation, policy, writ, judgment, injunction or request of any court or other governmental, inter‑governmental or supranational body, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), whether or not having the force of law; and

(e)	In this Agreement:

(i)	includes and including are not limiting;

(ii)	or is not exclusive; and

(iii)	the headings are for convenience only, do not constitute part of this Agreement and are not to be used in construing it.

1.3	Effectiveness
The provisions of this Agreement will come into full force and effect on the date hereof.

2.	SECURED LIABILITIES

2.1	Secured Liabilities

Each obligation and liability whether:

(a)	present or future, actual, contingent or unliquidated; or

(b)	owed jointly or severally (or in any other capacity whatsoever),

of the Grantor to any Finance Party under or in connection with each Finance Document is a Secured Liability.

2.2	Specified of Secured Liabilities

The Secured Liabilities include any liability or obligation for payment of an amount that would otherwise accrue after a petition is filed by, or against, the Grantor under the US Bankruptcy Code even if the obligations do not accrue pursuant to the applicable provisions of the US Bankruptcy Code.

3.	CREATION OF PLEDGE AND SECURITY

3.1	Security interest
As security for the prompt and complete payment and performance of the Secured Liabilities when due (whether due because of stated maturity, acceleration, mandatory prepayment, or otherwise) and to induce the Participants to enter into the Murabaha Contract(s), the Grantor hereby pledges, assigns, transfers and grants to the Collateral Agent for the benefit of the Finance Parties, a continuing Security Interest in all of its right, title and interest in, to and under the following property, in each case whether now owned or hereafter acquired or existing and wherever located (the “Collateral”):

(a)	the Pledged Collateral;

(b)
the Securities Account held in the name of the Grantor with HSBC Bank USA, National Association with account number 10-885369 (the "Collateral Securities Account"), and all Investment Property, Financial Assets, Securities, Securities Entitlements and all other property and rights now or hereafter credited or carried in the Collateral Securities Account (including that portion of the Pledged Collateral constituting Investment Property);

(c)
the Deposit Account held in the name of the Grantor with HSBC Bank USA, National Association with account number 10-885367 (the “Collateral Deposit Account” and, together with the Collateral Securities Account, the “Collateral Accounts”);

(d)	all books and records pertaining to the property described in this Clause 3.1; and

(e)	to the extent not otherwise included, all Proceeds of each of the foregoing

3.2	General

(a)	The Collateral Agent’s Security Interest under this Agreement:

(i)	is a continuing Security Interest for the irrevocable and indefeasible payment in full of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part;

(ii)	is in addition to, and not in any way prejudiced by, any other security now or subsequently held by any Finance Party.

(b)
If, at any time for any reason (including the bankruptcy, insolvency, receivership, reorganization, dissolution or liquidation of the Grantor or the appointment of any receiver, intervenor or conservator of, or agent or similar official for, the Grantor or its property), any payment received by the Collateral Agent or any other Finance Party in respect of the Secured Liabilities is rescinded or avoided or must otherwise be restored or returned by the Collateral Agent or any other Finance Party, that payment will not be considered to have been made for purposes of this Agreement, and this Agreement will continue to be effective or will be reinstated, if necessary, as if that payment had not been made.

(c)	This Agreement is enforceable against the Grantor to the maximum extent permitted by the fraudulent transfer laws.

4.	PERFECTION AND FURTHER ASSURANCES

4.1	General perfection
The Grantor agrees to take, at its own expense, promptly, and in any event within any applicable time limit:

(a)	whatever action is necessary or desirable; and

(b)	any action which the Collateral Agent or any other Finance Party may reasonably require,

to ensure that the Security Interest granted to the Collateral Agent under this Agreement is, and will continue to be until the end of the Security Period, a validly created, attached, enforceable and perfected first priority continuing Security Interest in the Collateral, in all relevant jurisdictions, securing payment and performance of the Secured Liabilities.

This includes the giving of any notice, order or direction, the making of any Filing or registration, the passing of any resolution and the execution and delivery of any documents or agreements which the Collateral Agent may deem necessary.

4.2	Pledged Collateral; Delivery of certificates

(a)
The Grantor represents and warrants that it has deposited into the Collateral Securities Account all certificates and Instruments evidencing or representing the Pledged Shares existing on the date of this Agreement.

(b)
The Grantor will deposit into the Collateral Securities Account, promptly upon receipt, all certificates and Instruments evidencing or representing any Pledged Shares arising or acquired by the Grantor after the date of this Agreement.

(c)
All Pledged Shares consisting of Certificated Securities delivered under this Agreement will be deposited into the Collateral Securities Account by delivery of such Pledged Shares in certificated form duly endorsed in blank.

(d)	Until the end of the Security Period, the Pledged Shares will remain on deposit in the Collateral Securities Account.

4.3	Filing of financing statements

The Grantor authorizes the Collateral Agent to prepare and file, at the Grantor's expense:

(i)
Filings that are necessary to publish notice of and protect the validity of and to establish a legal, valid, enforceable and perfected Security Interest in favor of the Collateral Agent (for the benefit of the Finance Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States;

(ii)	continuation statements in respect of such Filings; and

(iii)	amendment statements in respect of such Filings.

4.4	Communication with Issuer

The Grantor authorizes the Collateral Agent at any time and from time to time to communicate with the Issuer with regard to any matter relating to any Pledged Collateral.

4.5	Registration

The Grantor shall:

(a)
fill in Form 1 and Form 4, in a manner reasonably satisfactory to the Collateral Agent, and file it (attaching a copy of this Agreement) with the Security Registry immediately after signing this Agreement;

(b)	deliver to the Collateral Agent a copy of each of Form 1 and Form 4 immediately after its filing with the Security Registry in accordance with paragraph (a) above; and

(c)	use reasonable efforts to procure that the registrar at the Security Registry:

(i)
effects the registration of the pledge over the relevant Pledged Collateral in the Security Registry, and provides to the Collateral Agent evidence (in form and substance reasonably satisfactory to the Collateral Agent) of such registration; and

(ii)	executes the acknowledgement set out in each of Form 1 and Form 4.

4.6	Further assurances

(a)	The Grantor will take, at its own expense, promptly, and in any event within any applicable time limit, whatever action the Collateral Agent may reasonably deem necessary or advisable for:

(i)	creating, attaching, perfecting and protecting, and maintaining the priority of, any Security Interest intended to be created by this Agreement;

(ii)
facilitating enforcement of the Security Interest granted to the Collateral Agent under this Agreement or the exercise of any right, power or discretion exercisable by the Collateral Agent or any of its delegates or sub-delegates in respect of the Collateral;

(iii)	obtaining possession or control of any Collateral; and

(iv)	facilitating the assignment or transfer of any rights and/or obligations of the Collateral Agent or any other Finance Party under this Agreement.

This includes the execution and delivery of any transfer, assignment or other agreement or document, whether to the Collateral Agent or its nominee, which the Collateral Agent may think expedient.

(b)          The Grantor irrevocably constitutes and appoints the Collateral Agent, with full power of substitution, as the Grantor’s true and lawful attorney in fact, in the Grantor’s name or in the Collateral Agent’s name or otherwise, and at the Grantor’s expense, to take any of the actions referred to in paragraph (a) above without notice to or the consent of the Grantor if the Grantor has failed to take such action.  This power of attorney is a power coupled with an interest and cannot be revoked. The Grantor ratifies and confirms all actions taken by the Collateral Agent or its agents under this power of attorney.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and warranties

The representations and warranties set out in Clauses 5.1 through 5.7 below, inclusive, are made by the Grantor to each Finance Party.

5.2	The Grantor

(a)	The Grantor is incorporated under the laws of the Dubai International Financial Centre.

(b)
The Grantor’s exact legal name, as it appears in the public records of its jurisdiction of incorporation or organization, is Borse Dubai Limited. It has not changed its name, whether by amendment of its organizational documents, reorganization, merger or otherwise, since its date of incorporation.

(c)	The Grantor’s organizational identification number, as issued by its jurisdiction of incorporation is CL0447.

(d)
The Grantor’s chief executive office is located at Level 7, Precinct Building 5, Gate District, Dubai International Financial Centre, PO BOX 506690, Dubai, UAE.  The Grantor has not changed its chief executive office within the past five years.

(e)
The Grantor keeps at its address indicated in Clause 19 (Notices) its corporate records and all records, documents and instruments constituting, relating to or evidencing Collateral, except for the Pledged Shares deposited in the Collateral Securities Account in compliance with Clause 4.2 (Pledged Collateral; Delivery of certificates).

5.3	The Collateral

(a)	Except as permitted or otherwise provided under the Master Murabaha Agreement, this Agreement or any other Finance Document:

(i)
The Grantor is the sole entitlement holder of each Collateral Account and the Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant to this Agreement) having Control over, or any other interest in, any Collateral Account or any Securities or other property credited thereto;

(ii)
The Grantor has taken all actions necessary or desirable to establish the Collateral Agent's Control over the Collateral and to ensure that each Collateral Account is governed by an Account Control Agreement;

(iii)	The Pledged Shares have been duly authorized and are validly issued, fully-paid and non-assessable;

(iv)	The Grantor is the sole legal and beneficial owner of, and has the power to transfer and grant a Security Interest in the Collateral;

(v)	None of the Collateral is subject to any Security Interest other than the Security Interest granted to the Collateral Agent under this Agreement;

(vi)
The Grantor has not and will not agree or commit to sell, assign, pledge, transfer, license, lease or encumber any of the Collateral, or grant any option, warrant, or right with respect to any of the Collateral; and

(vii)
No effective Filing, mortgage, deed of trust, financing statement, security agreement or other instrument similar in effect is on file or of record with respect to any Collateral, except for those that create, perfect or evidence the Security Interest granted to the Collateral Agent under this Agreement.

(viii)
No litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, involving or affecting the Collateral, and none of the Collateral is subject to any order, writ, injunction, execution or attachment.

5.4	No liability

(a)
The Grantor’s rights, interests, liabilities and obligations under contractual obligations that constitute part of the Collateral are not affected by this Agreement or the exercise by the Collateral Agent of its rights under this Agreement;

(b)
Neither the Collateral Agent nor any other Finance Party, unless it expressly agrees in writing, will have any liabilities or obligations under any contractual obligation that constitutes part of the Collateral as a result of this Agreement, the exercise by the Collateral Agent of its rights under this Agreement or otherwise; and

(c)
Neither the Collateral Agent nor any other Finance Party has or will have any obligation to collect upon or enforce any contractual obligation or claim that constitutes part of the Collateral, or to take any other action with respect to the Collateral.

5.5	[RESERVED].

5.6	Consideration and solvency

(a)	Terms used in this Subclause have the meanings given to them in, and shall be construed in accordance with, the fraudulent transfer laws.

(b)
The Grantor will receive valuable direct and indirect benefits as a result of the transactions financed by the Facility, and these benefits constitute reasonably equivalent value and fair consideration.

(c)	To the best of the Grantor’s knowledge, the Finance Parties have acted in good faith in connection with the transactions contemplated by this Agreement.

(d)
The sum of the Grantor’s debts and liabilities (including its obligations under this Agreement) is not greater than the aggregate value of its property (calculated at the lesser of fair valuation and present fair saleable value).

(e)	The Grantor’s capital is not unreasonably small to conduct its business as currently conducted or as proposed to be conducted.

(f)	The Grantor has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay as they mature.

(g)	The Grantor has not made a transfer or incurred an obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.

5.7	Times for making representations and warranties

(a)	The representations and warranties set out in this Agreement (including in this Clause) are made on the date of this Agreement.

(b)
Unless a representation and warranty is expressed to be given at a specific date, all representations and warranties under this Agreement are deemed to be repeated by the Grantor on the date of each Request, and on the first day of each Term during the Security Period with reference to the facts and circumstances then existing.

(c)	When representations and warranties are repeated, they are applied to the circumstances existing at the time of repetition.

(d)
The representations and warranties of the Grantor contained in this Agreement or made by the Grantor in any certificate, notice or report delivered under this Agreement will survive each Utilization Date, the making and payment of the Murabaha Contracts or any Murabaha Contract, and any novation, transfer or assignment of the Murabaha Contracts under the Finance Documents.

6.	UNDERTAKINGS

6.1	Undertakings

The Grantor agrees to be bound by the covenants set out in Clauses 6.2 and 6.3 and 6.4 below.

6.2	The Grantor

(a)	The Grantor will not change its name or the jurisdiction of its incorporation or organization without providing the Collateral Agent with 30 days' prior written notice.

(b)
The Grantor will keep at its address indicated in Clause 19 (Notices) its corporate records and all records, documents and instruments constituting, relating to or evidencing Collateral, except for the Pledged Collateral deposited in the Collateral Securities Account in compliance with Clause 4.2 (Pledged Collateral; Delivery of certificates).

(c)	The Grantor will provide the Collateral Agent with any information concerning the Collateral that the Collateral Agent may reasonably request.

6.3	The Collateral

(a)	Except as expressly permitted or otherwise provided under the Master Murabaha Agreement, this Agreement or any other Finance Document, the Grantor:

(i)	will maintain sole legal and beneficial ownership of the Collateral;

(ii)
will not permit any Collateral to be subject to any Security Interest other than the Security Interest granted to the Collateral Agent under this Agreement, and agrees to whatever action reasonably necessary to defend such Security Interest of the Collateral Agent against all other Security Interests;

(iii)
will ensure that each Collateral Account remains subject to an Account Control Agreement establishing the Collateral Agent's "control" over such Collateral Account at all times during the term of this Agreement;

(iv)
will not sell, transfer, assign, pledge, license, lease or encumber or grant to any other person the option, warrant, or right to acquire any of its right, title or interest in the Collateral, except as permitted in the Finance Documents or with the written consent of the Collateral Agent;

(v)	will not waive, amend or terminate, in whole or in part, any accessory or ancillary right or other right in respect of any Collateral;

(vi)	will not take any action which would result in a reduction in the value of any Collateral;

(vii)
will pay when due (and in any case before any penalties are assessed or any lien is imposed on any Collateral) all taxes, assessments and charges imposed on or in respect of Collateral and all claims against the Collateral; and

(viii)
in any suit, legal action, arbitration or other proceeding involving the Collateral or the Security Interest granted to the Collateral Agent under this Agreement, the Grantor will take all lawful action to avoid impairment of such Security Interest of the Collateral Agent or the Collateral Agent's rights under this Agreement or the imposition of a lien on any of the Collateral.

(b)
All cash dividends or other income or distributions paid or payable in relation to any Pledged Collateral will be paid to the Collateral Deposit Account.  The Grantor agrees to promptly execute any dividend mandate necessary to ensure that payment is made direct to such Collateral Deposit Account.

(c)
The Grantor will not permit the Issuer to cancel or change the terms of the Pledged Shares in anyway that adversely affects or otherwise impairs the Security Interest granted to the Collateral Agent under this Agreement.

(d)
So long as no Event of Default has occurred and is continuing, the Grantor may, except as otherwise provided in the Master Murabaha Agreement, continue to exercise the voting rights, powers and other consensual rights in respect of the Pledged Collateral.

(e)	The Grantor will, promptly upon receipt, forward to the Collateral Agent all material notices, correspondence and/or other communication it receives in relation to the Pledged Collateral.

(f)	Upon the occurrence of an Event of default that is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:

(i)	any voting rights; and

(ii)	any other powers or rights which may be exercised by the legal or beneficial owner of any Pledged Collateral, any person who is the holder of any Pledged Collateral or otherwise,

in each case, in the name of the Grantor, the registered holder or otherwise and without any further consent or authority on the part of the Grantor and irrespective of any direction given by the Grantor. If any Pledged Collateral remains registered in the name of the Grantor, the Grantor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of such Pledged Collateral at any time following the occurrence of an Event of Default that is continuing, subject to Clause 10.2 (Blocker and Bust-up).  After all Events of Default have been cured or waived, the Grantor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of clause (f) above.

(g)
The Grantor agrees to indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of the Pledged Collateral at the direction of the Grantor, except to the extent any such loss or liability is attributable to the Collateral Agent's own gross negligence or wilful misconduct.

6.4	Notices

(a)	The Grantor will give the Collateral Agent prompt notice of the occurrence of any of the following events:

(i)
any pending or threatened claim, suit, legal action, arbitration or other proceeding involving or affecting the Grantor or any Collateral which could reasonably be expected to impair the Security Interest granted to the Collateral Agent under this Agreement or, the Collateral Agent's rights under this Agreement or result in the imposition of a lien on any Collateral; or

(ii)	any representation or warranty contained in this Agreement is or becomes untrue, incorrect or incomplete in any material respect.

(b)	Each notice delivered under this Clause, will include:

(i)	reasonable details about the event; and

(ii)	the Grantor's proposed course of action.

Delivery of a notice under this Clause does not affect the Grantor's obligations to comply with any other term of this Agreement.

7.	WHEN SECURITY BECOMES ENFORCEABLE

This Agreement may be enforced by the Collateral Agent at any time after an Event of Default has occurred and is continuing.

8.	ENFORCEMENT OF SECURITY

8.1	General

(a)
Upon the occurrence of an Event of Default that is continuing, the Collateral Agent may only upon, and only in accordance with, written instruction from the Majority Participants exercise any right under:

(i)	applicable law; or

(ii)	this Agreement,

to enforce all or any part of the Security Interest granted to the Collateral Agent under this Agreement in respect of any Collateral in any manner or order it sees fit.

(b)	This includes:

(i)
any rights and remedies available to the Collateral Agent under applicable law and under the UCC (whether or not the UCC applies to the affected Collateral and regardless of whether or not the UCC is the law of the jurisdiction where the rights or remedies are asserted) as if those rights and remedies were set forth in this Agreement in full;

(ii)	transferring or assigning to, or registering in the name of, the Collateral Agent or its nominees any of the Pledged Collateral;

(iii)	exercising any voting, consent, management and other rights relating to any Pledged Collateral;

(iv)	performing or complying with any contractual obligation that constitutes part of the Collateral;

(v)
receiving, endorsing, negotiating, executing and delivering or collecting upon any check, draft, note, acceptance, instrument, document, contract, agreement, receipt, release, bill of lading, invoice, endorsement, assignment, bill of sale, deed, security, share certificate, stock power, proxy, or instrument of conveyance or transfer constituting or relating to any Collateral

(vi)
asserting, instituting, filing, defending, settling, compromising, adjusting, discounting or releasing any suit, action, claim, counterclaim, right of set‑off or other right or interest relating to any Collateral;

(vii)	executing and delivering acquittances, receipts and releases in respect of Collateral; and

(viii)	exercising any other right or remedy available to the Collateral Agent under the other Finance Documents or any other agreement between the parties.

8.2	Dividend rights

Without limiting anything set forth herein, after the occurrence and during the continuation of an Event of Default, any dividends and other payments in respect of the Pledged Collateral received by the Grantor will be held in trust for the Collateral Agent, and the Grantor will keep all such amounts separate and apart from all other funds and property so as to be capable of identification as the property of the Collateral Agent and will deliver these amounts to the Collateral Deposit Account or as otherwise requested by the Collateral Agent in the identical form received, properly endorsed or assigned if required to enable the Collateral Agent to complete collection.

8.3	Collateral Agent's rights upon default

(a)
The Grantor irrevocably constitutes and appoints the Collateral Agent, with full power of substitution, as the Grantor's true and lawful attorney‑in‑fact, in the Grantor's name or in the Collateral Agent's name or otherwise, and at the Grantor's expense, to take any of the actions authorized by this Agreement or permitted under applicable law upon the occurrence and during the continuation of an Event of Default, without notice to or the consent of the Grantor. This power of attorney is a power coupled with an interest and cannot be revoked. The Grantor ratifies and confirms all actions taken by the Collateral Agent or its agents under this power of attorney.

(b)	The Grantor agrees that 10 days notice shall constitute reasonable notice in connection with any sale, transfer or other disposition of Collateral to the extent that notice is required under the UCC.

(c)
The Collateral Agent may comply with any applicable state or federal law requirements in connection with a disposition of Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of Collateral.

(d)
The grant to the Collateral Agent under this Agreement of any right, power or remedy does not impose upon the Collateral Agent any duty to exercise that right, power or remedy. The Collateral Agent will have no obligation to take any steps to preserve any claim or other right against any person or with respect to any Collateral.

(e)	The Grantor bears the risk of loss, damage, diminution in value, or destruction of the Collateral.

(f)	The Collateral Agent will have no responsibility for any act or omission of any courier, bailee, broker, bank, investment bank or any other person chosen by it with reasonable care.

(g)	The Collateral Agent makes no express or implied representations or warranties with respect to any Collateral or other property released to the Grantor or its successors and assigns.

(h)
The Grantor agrees that the Collateral Agent will have met its duty of care under applicable law if it holds, maintains and disposes of Collateral in the same manner that it holds, maintains and disposes of property for its own account.

(i)	Except as set forth in this Clause or as required under applicable law, the Collateral Agent will have no duties or obligations under this Agreement or otherwise with respect to the Collateral.

(j)	The sale, transfer or other disposition under this Agreement of any right, title, or interest of the Grantor in any item of Collateral will:

(i)	operate to divest the Grantor permanently and all persons claiming under or through the Grantor of that right, title, or interest, and

(ii)	be a perpetual bar, both at law and in equity, to any claims by the Grantor or any person claiming under or through the Grantor with respect to that item of Collateral.

8.4	No Marshaling

(a)	The Collateral Agent need not, and the Grantor irrevocably waives and agrees that it will not invoke or assert any law requiring the Collateral Agent to:

(i)	attempt to satisfy the Secured Liabilities by collecting them from any other person liable for them; or

(ii)	marshal any security or guarantee securing payment or performance of the Secured Liabilities or any particular asset of the Grantor.

(b)
The Collateral Agent may release, modify or waive any collateral or guarantee provided by any other person to secure any of the Secured Liabilities, without affecting the Collateral Agent's rights against the Grantor.

9.	APPLICATION OF PROCEEDS

Any moneys received in connection with the Collateral by the Collateral Agent after the occurrence of an Event of Default that is continuing will be applied in the following order of priority:

(a)
first, in or towards payment of or provision for all costs and expenses incurred by the Collateral Agent or any other Finance Party in connection with the exercise of remedies and enforcement against the Security Interest granted to the Collateral Agent under this Agreement;

(b)	second, in or towards payment of, or provision for, the Secured Liabilities; and

(c)	third, in payment of the surplus (if any) to the Grantor or any other person entitled to it under applicable law.

This Clause is subject to the payment of any claims having priority over the Security Interest granted to the Collateral Agent under this Agreement. This Clause does not prejudice the right of any Finance Party to recover any shortfall from the Grantor.

10.	BLOCKER AND BUST-UP

10.1	Definitions

In this Clause 10:

"Beneficial Ownership" means, in respect of any Finance Party, the "beneficial ownership" (within the meaning of Section 13) of Outstanding Shares, without duplication, by such Finance Party together with any of its affiliates or other person subject to aggregation with such Finance Party under Section 13 for purposes of "beneficial ownership", or by any "group" (within the meaning of Section 13) of which such Finance Party is or may be deemed to be a part (such Finance Party and any such affiliates, persons and groups, collectively, the "Finance Party Group") (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher ownership level, such ownership level).

"Exchange Act" means the Securities Exchange Act of 1934 of the United States of America, as amended.

"Finance Party Person" means any Finance Party or any Finance Party Group (as defined above) or any person whose ownership position would be aggregated with that of any Finance Party or any Finance Party Group.

"Outstanding Shares" means the outstanding shares of common stock of the Issuer.

"Qualifying Disposition" means:

(i)	a sale to the Issuer;

(ii)	a sale to an underwriter (which may be an affiliate of a Finance Party) in connection with a broadly distributed public offering of the Pledged Shares that is registered under the Securities Act;

(iii)	a sale that complies with the manner-of-sale requirements set forth in Rule 144(f) under the Securities Act;

(iv)
a sale, transfer or other disposition to a person that is not an affiliate of a Finance Party and, after giving effect to such purchase, will not be an "affiliate", as such term is used in Rule 144 under the Securities Act, of the Issuer; or

(v)
a sale, transfer or other disposition to a person that is an "affiliate" (as used in Rule 144 of the Securities Act) of the Issuer prior to such sale, transfer or other disposition so long as the number of Pledged Shares that are Pledged Collateral or are collateral or other security for any other transaction to which the Finance Party is a party sold, transferred or otherwise disposed of to such person (in any manner at any time, in one transaction or a series of transactions) does not in the aggregate exceed 5% of the Outstanding Shares.

 "Section 13" means Section 13 of the Exchange Act and the rules promulgated thereunder.

 "Securities Act" means the Securities Act of 1933 of the United States of America, as amended.

10.2	Blocker Provision

(a)
Notwithstanding any provision of the Finance Documents to the contrary, in connection with the exercise of remedies in accordance with Clause 8 (Enforcement of Security) upon the occurrence of an Event of Default that is continuing, in no event shall any Finance Party be entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of any Pledged Shares to the extent that (but only to the extent that), immediately upon giving effect to such acquisition, receipt or exercise of such rights:

(i)	any Finance Party's Beneficial Ownership would be equal to or greater than 9.5% of the Outstanding Shares;

(ii)
any Finance Party, or any "affiliate" or "associate" of any Finance Party, would be an "interested stockholder" of the Issuer, as all such terms are defined in Section 203 of the Delaware General Corporation Law; or

(iii)
any Finance Party Person under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Outstanding Shares ("Applicable Laws"), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Outstanding Shares equal to:

(A)
the number of Outstanding Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Finance Party Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of the Issuer or any contract or agreement to which the Issuer is a party; in each case minus

(B)	1% of the number of the total Outstanding Shares on the date of determination

(each of paragraphs (i), (ii) and (iii) above, an "Ownership Limitation").

(b)
The inability of any Finance Party to acquire, receive, vote, dispose of or exercise rights with respect to all or any portion of the Pledged Shares provided by this Clause 10 at any time as a result of an Ownership Limitation shall not preclude such Finance Party from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any provision of the Finance Documents to the contrary, no Finance Party shall become the record or beneficial owner, or otherwise have any rights as a holder, of any Pledged Shares that such Finance Party is not entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of at any time pursuant to this Clause 10, until such time as such Finance Party is not prohibited from acquiring, receiving, voting or exercising such rights in respect thereof under to this Clause 10.

10.3	Bust-up Provision

Notwithstanding any other provision of the Finance Documents to the contrary, any sale, transfer or other disposition of Pledged Shares will be a Qualifying Disposition.

11.	EXPENSES AND INDEMNITY

(a)
The Grantor will pay immediately on demand to the Collateral Agent all costs and expenses incurred by the Collateral Agent any other Finance Party, attorney, manager, delegate, sub-delegate, agent or other person appointed by the Collateral Agent under this Agreement for the purpose of enforcing its rights under this Agreement. This includes:

(i)	costs of foreclosure and of any transfer, disposition or sale of Collateral;

(ii)	costs of maintaining or preserving the Collateral or assembling it or preparing it for transfer, disposition or sale;

(iii)	costs of obtaining money damages; and

(iv)
fees and expenses of attorneys employed by the Collateral Agent for any purpose related to this Agreement or the Secured Liabilities, including consultation, preparation and negotiation of any amendment or restructuring, drafting documents, sending notices or instituting, prosecuting or defending litigation or arbitration.

(b)
The Grantor will indemnify and keep indemnified the Collateral Agent, the other Finance Parties and their respective affiliates, directors, officers, representatives and agents from and against all claims, liabilities, obligations, losses, damages, penalties, judgments, costs and expenses of any kind (including attorney's fees and expenses) which may be imposed on, incurred by or asserted against any of them by any person (including any Finance Party) in any way relating to or arising out of:

(i)	this Agreement;

(ii)	the Collateral;

(iii)	the Security Interest granted to the Collateral Agent under this Agreement;

(iv)	any Event of Default;

(v)	any action taken or omitted by the Collateral Agent under this Agreement or any exercise or enforcement of rights or remedies under this Agreement; or

(vi)	any transfer sale or other disposition of or any realization on Collateral.

(c)
The Grantor will not be liable to an indemnified party to the extent any liability results from that indemnified party's gross negligence or willful misconduct. Payment by an indemnified party will not be a condition precedent to the obligations of the Grantor under this indemnity.

(d)
This Clause survives the initial Utilization Date, the making and payment of the Murabaha Contracts or any Murabaha Contract, any novation, transfer or assignment of the Murabaha Contracts under the Finance Documents and the termination of this Agreement.

12.	DELEGATION

12.1	Power of attorney
The Collateral Agent may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under or in connection with this Agreement.

12.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent may think fit.

12.3	Liability

The Collateral Agent will not be in any way liable or responsible to the Grantor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate, except to the extent such loss or liability results from the Collateral Agent’s own gross negligence or willful misconduct.

13.	EVIDENCE AND CALCULATIONS

In the absence of manifest error, the records of the Collateral Agent are conclusive evidence of the existence and the amount of the Secured Liabilities.

14.	CHANGES TO THE PARTIES

14.1	Grantor
The Grantor may not assign, delegate or transfer any of its rights or obligations under this Agreement without the consent of the Participants, and any purported assignment, delegation or transfer in violation of this provision shall be void and of no effect.

14.2	Collateral Agent

(a)	The Collateral Agent may assign or transfer its rights and obligations under this Agreement in the manner permitted under the Master Murabaha Agreement.

(b)
The Grantor waives and will not assert against any assignee of the Collateral Agent any claims, defenses or set‑offs which the Grantor could assert against the Collateral Agent except for defenses which cannot be waived under applicable law.

14.3	Successors and assigns

This Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the Grantor and the Collateral Agent.

15.	EXERCISE OF RIGHTS

Notwithstanding anything to the contrary contained herein or contained in the Master Murabaha Agreement (including, without limitation, Section 18.8.4 of the Master Murabaha Agreement), prior to the receipt of written instruction from the Majority Participants, the Collateral Agent is not authorized to exercise any right (other than the Collateral Agent's rights of indemnification or rights to seek payment for fees owed or expenses incurred arising out of its role as Collateral Agent), power, authority or discretion granted to the Collateral Agent under this Agreement. Only upon the receipt of, and only in accordance with, the written instruction of the Majority Participants, will the Collateral Agent exercise any right, power, authority or discretion granted to it under this Agreement.

16.	MISCELLANEOUS

16.1	Amendments and waivers

Any term of this Agreement may be amended or waived only by the written agreement of the Grantor and the Collateral Agent acting upon the instruction of the Majority Participants.

16.2	Waivers and remedies cumulative

(a)	The rights and remedies of the Collateral Agent under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under applicable law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising, or non-exercise, of any right or remedy under this Agreement is not a waiver of that right or remedy.

16.3	Counterparts

(a)	This Agreement may be executed in counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(b)
The words “execution,” “signed,” “signature,” and words of like import in this Agreement (or in any amendment, waiver, consent, joinder or supplement hereto or any other document delivered hereunder) shall be deemed to include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “.pdf”, “.tif” or “.jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  The Collateral Agent may also request that any such signature transmitted by facsimile or other electronic format or any electronic signature be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any signature delivered by facsimile or other electronic format or any other electronic signature.

17.	SEVERABILITY

If any term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Agreement.

18.	RELEASE

At the end of the Security Period, the Collateral Agent shall, at the request and cost of the Grantor, take whatever action is necessary to release the Collateral from the Security Interest granted to the Collateral Agent under this Agreement.

19.	NOTICES

19.1	Notices
Any communication in connection with this Agreement will be given in writing and, unless otherwise stated, will be given in person, E-mail or by fax.

19.2	Contact Details

(a)	The contact details of the Grantor for this purpose are:

Address:	Borse Dubai Limited, Level 8, The Exchange, Dubai International Financial Centre, Dubai, 506690, United Arab Emirates

Fax number:	+971 4305 5000

E-mail:	ekazim@difc.ae; cicy.henson@borsedubai.com; areej.alsaid@difc.ae

Attention:	Essa Kazim/Cicy Henson/Areej Al Saeed

The contact details of the Collateral Agent for this purpose are:

Address:	Dubai Islamic Bank PJSC, PO Box 1080, Dubai, United Arab Emirates

Fax number:	+971 42112387/+971 4 290433

E-mail:	Muhammad.Arifsultan@dib.ae/Muhammad.Irfan@dib.ae

Attention:	Muhammad Arif Sultan/Muhammed Irfan Azam

(b)	Either party may change its contact details by giving five Business Days' notice to the other party.

(c)	Where a party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

19.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if by fax, when sent with confirmation of transmission.

(b)
A communication given under this Clause but received on a non-working day or after business hours on a working day in the place of receipt will only be deemed to be given on the next working day in that place.

20.	GOVERNING LAW

This Agreement, the relationship between the Grantor and the Finance Parties and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship shall be governed by and construed in accordance with law of the State of New York including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction. If the law of a jurisdiction other than New York is, under section 1-105(2) of the UCC, mandatorily applicable to the perfection, priority or enforcement of the Security Interest granted to the Collateral Agent under this Agreement in respect of any part of the Collateral, that other law shall apply solely to the matters of perfection, priority or enforcement to which it is mandatorily applicable.

21.	ENFORCEMENT

21.1	Jurisdiction

(a)
For the benefit of the Collateral Agent, the Grantor agrees that any New York State court or Federal court sitting in the City and County of New York has jurisdiction to settle any disputes and any judgment, order or award in connection with this Agreement and accordingly submits to the jurisdiction of those courts.

(b)	The Grantor:

(i)	waives objection to the New York State and Federal courts on grounds of personal jurisdiction, inconvenient forum or otherwise as regards proceedings in connection with this Agreement; and

(ii)
agrees that a judgment or order of a New York State or Federal court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(c)	Nothing in this Clause limits the right of the Collateral Agent or any other Finance Party to bring proceedings against the Grantor in connection with this Agreement:

(i)	in any other court of competent jurisdiction; or

(ii)	concurrently in more than one jurisdiction.

21.2	Service of process

(a)
The Grantor irrevocably appoints Law Debenture Corporate Services Inc, 801 Second Avenue Suite 403, New York, N.Y. 10017 as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement.

(b)	The Grantor agrees to maintain an agent for service of process in the State of New York until the end of the Security Period.

(c)	The Grantor agrees that failure by a process agent to notify the Grantor of the process will not invalidate the proceedings concerned.

(d)	The Grantor consents to the service of process relating to any proceedings by a notice given in accordance with Clause 19 (Notices).

(e)
If the appointment of any person mentioned in paragraph (a) above ceases to be effective, the Grantor will immediately appoint a further person in the State of New York to accept service of process on its behalf in the State of New York and, if the Grantor does not appoint a process agent within 15 days, the Grantor authorizes the Collateral Agent to appoint a process agent for the Grantor.

21.3	Waiver of immunity

To the extent that the Grantor has or hereafter may acquire any immunity from jurisdiction of any court or from legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its properties, the Grantor irrevocably waives that immunity in respect of its obligations under this Agreement.

21.4	Complete agreement

This Agreement and the other Finance Documents contain the complete agreement between the parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

21.5	Waiver of Jury Trial

THE GRANTOR AND THE COLLATERAL AGENT (FOR ITSELF AND ON BEHALF OF THE OTHER FINANCE PARTIES) WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to trial by the court.

[remainder of page intentionally left blank]

The undersigned, intending to be legally bound, have executed and delivered this Agreement on the date stated at the beginning of this Agreement.

Grantor

BORSE DUBAI LIMITED

/s/ Essa Kazim
By:Essa Kazim
Title:Chairman

Collateral Agent

DUBAI ISLAMIC BANK PJSC

By:
Title:

The Company

NDB INVESTMENTS LIMITED

By:
Title:

[Signature page to the Pledge and Security Agreement]

The undersigned, intending to be legally bound, have executed and delivered this Agreement on the date stated at the beginning of this Agreement.

Grantor

BORSE DUBAI LIMITED

By:
Title:

Collateral Agent

DUBAI ISLAMIC BANK PJSC

/s/ Muhammad Arif Sultan and Shahid Anwar
By:Muhammad Arif Sultan and Shahid Anwar
Title:Head of Syndication Agency and Head of Public Sector, Corporate Banking

The Company

NDB INVESTMENTS LIMITED

By:
Title:

[Signature page to the Pledge and Security Agreement]

The undersigned, intending to be legally bound, have executed and delivered this Agreement on the date stated at the beginning of this Agreement.

Grantor

BORSE DUBAI LIMITED

By:
Title:

Collateral Agent

DUBAI ISLAMIC BANK PJSC

By:
Title:

The Company

NDB INVESTMENTS LIMITED

/s/ Aaron Bennett
By:Aaron Bennett
Title:Director

[Signature page to the Pledge and Security Agreement]

SCHEDULE 1
Pledged shares

Issuer	Class of Stock	Stock Cert. No.	No. of Shares
Nasdaq, Inc.	Common	ZQ00000700	33,000,000